UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: July 1, 2013 (date of earliest event report)

Speedemissions, Inc.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

000-49688	33-0961488
(Commission File Number)	(IRS Employer Identification No.)

1015 Tyrone Road, Suite 220, Tyrone, Georgia	30290
(Address of principal executive offices)	(Zip Code)

(770) 306-7667
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2013, Larry C. Cobb resigned from his position as the Chief Financial Officer of Speedemissions, Inc. (the “Company”).  The resignation from his position as Chief Financial Officer of the Company was effective on July 1, 2013.  As part of his resignation, Mr. Cobb indicated that his decision is not a result of any disagreements with the Company over matters relating to the Company’s operations, policies, or practices.  Mr. Cobb has been a valued member of the executive management team and has served the Company faithfully and professionally during his term of employment with the Company.  Mr. Cobb will continue to perform services for the Company, on a consulting basis, concentrating in the areas of business planning and SEC compliance.

In connection with the resignation of Mr. Cobb as the Chief Financial Officer of the Company, the Board of Directors of the Company appointed Dannie Daugherty, Jr. as the Company’s Chief Financial Officer effective July 1, 2013.  Mr. Daugherty (age 43) has been employed by the Company since July 2012, when he was hired as the Company’s Controller.  Prior to his employment with the Company, Mr. Daugherty was employed by BB&T, a financial services holding company, as Controller of Lendmark Financial Services (a wholly owned subsidiary) from April, 2007 to July, 2012.  As Controller, Mr. Daugherty was responsible for the oversight and management of accounting services as well as managing the month-end close process which included preparation of consolidated financial statements for Lendmark as well as three Lendmark-held subsidiaries.

Mr. Daugherty will not have a written employment agreement with the Company, but his base salary will be adjusted accordingly as a result of this promotion and he will be entitled to participate in health benefit plans and employee stock programs of the Company generally available to full-time employees.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2013	Speedemissions, Inc.,
a Florida corporation

/s/ Richard A. Parlontieri
By: Richard A. Parlontieri
Its: President and Chief Executive Officer